Exhibit 1.1 to 12b-25


The undersigned, as Chief Financial Officer of Larrea BioSciences Corporation, formerly Sonic Media Corporation, hereby states that the Company is unable to without unreasonable effort or expense to timely file its 10K-SB with the SEC because the audit is only now being completed and management does not have sufficient time to incorporate such information into the Management's Discussion and Analysis section of the 10K-SB.

/s/ Robert Sinnott
Robert Sinnott, CFO
Larrea BioSciences Corporation